Exhibit 99.1

Press Release	For Immediate Release
Date: February 14, 2023

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2022 RESULTS

GLEN BURNIE, MD (February 14, 2023) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $830,000, or $0.29 per basic and diluted common share for the three-month period ended December 31, 2022, compared to net income of $554,000, or $0.19 per basic and diluted common share for the three-month period ended December 31, 2021. Bancorp reported net income of $1.75 million, or $0.61 per basic and diluted common share for the twelve-month period ended December 31, 2022, compared to $2.52 million, or $0.88 per basic and diluted common share for the same period in 2021. On December 31, 2022, Bancorp had total assets of $381.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 122nd consecutive quarterly dividend on February 6, 2023.

“The increase in earnings during the fourth quarter of 2022, as compared to the same period of 2021, was primarily due to gains from nonrecurring items recognized in noninterest income, although we began to see the positive impact of rising interest rates and lower interest expense from the repayment of borrowed funds,” said John D. Long, President and Chief Executive Officer. “We partially mitigated our declining net interest margin through the repricing of new and existing loans at higher yields and the deployment of excess liquidity into higher yielding federal funds. Despite declining loan balances in a volatile market environment, we've built a stable earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders, even as interest rates continue to rise, and fear of an economic downturn continues to develop. Anne Arundel County, our primary operating area, remains a vibrant market and should withstand this period of economic uncertainty. Non-performing assets remain low, and we maintain our conservative approach to credit underwriting. Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well-positioned to weather the current economic environment.”

In closing, Mr. Long added, “Our financial performance during the fourth quarter demonstrates our ability to navigate the current economic environment. We enter 2023 with positive momentum and recognize the backdrop of economic uncertainty that persists. Inflation levels remain elevated and market expectations suggest interest rates will continue to rise, likely impacting future economic growth and activity. As such, we are intently focused on targeted balance sheet growth that optimizes capital, prudently managing spreads, and maintaining disciplined loan and deposit pricing strategies. We believe our conservative credit culture and emphasis on effective risk management will continue to serve us well during periods of economic unrest.”

Highlights for the Quarter and Year ended December 31, 2022

Total interest income declined $0.8 million to $12.7 million for the twelve-month period ending December 31, 2022, compared to the same period in 2021. This resulted primarily from a $2.3 million decrease in interest income on loans consistent with the $35.0 million decline in the average balance of the loan portfolio, offset by a $1.5 million increase in income on interest-bearing deposits with banks and investment securities. Loan pricing pressure/competition will likely continue to place pressure on the Company’s net interest margin.

Due to minimal charge-offs, recoveries on previously charged off loans, a decline in the loan portfolio balances, and strong credit discipline, the Company continued to release portions of its allowance for credit losses on loans for the year ended December 31, 2022. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 17.28% on December 31, 2022, compared to 16.03% for the same period of 2021, will provide ample capacity for future growth.

Return on average assets for the three-month period ended December 31, 2022, was 0.83%, compared to 0.49% for the three-month period ended December 31, 2021. Return on average equity for the three-month period ended December 31, 2022, was 21.7%, compared to 6.07% for the three-month period ended December 31, 2021. Higher net income and lower average asset balances primarily drove the higher return on average assets. Higher net income and a lower average equity balance, primarily drove the higher return on average equity.

The cost of funds was 0.13% for the quarter ended December 31, 2022, compared to 0.24% for the quarter ended December 31, 2021. The 0.11% decrease was primarily driven by the decline in the cost of borrowed funds.

The book value per share of Bancorp’s common stock was $5.60 on December 31, 2022, compared to $12.51 per share on December 31, 2021. The decline was primarily due to the unrealized losses on available for sale securities caused by the rapid increase in market interest rates.

On December 31, 2022, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 16.45% on December 31, 2022, compared to 15.32% on December 31, 2021. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $381.4 million on December 31, 2022, a decrease of $60.7 million or 13.71%, from $442.1 million on December 31, 2021. Investment securities decreased by $11.8 million or 7.56%, to $144.1 million as of December 31, 2022, compared to $155.9 million for the same period of 2021. Loans, net of deferred fees and costs, were $186.4 million on December 31, 2022, a decrease of $24.0 million or 11.38%, from $210.4 million on December 31, 2021. Cash and cash equivalents decreased $32.1 million or 51.61%, from $62.2 million on December 31, 2021, to $30.1 million on December 31, 2022. Deferred tax assets increased $7.9 million or 831.24%, from $956,000 on December 31, 2021, to $8.9 million on December 31, 2022, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $362.9 million on December 31, 2022, a decrease of $20.3 million or 5.30%, from $383.2 million on December 31, 2021. Noninterest-bearing deposits were $143.3 million on December 31, 2022, a decrease of $12.4 million or 7.94%, from $155.6 million on December 31, 2021. Interest-bearing deposits were $219.7 million on December 31, 2022, a decrease of $7.9 million or 3.49%, from $227.6 million on December 31, 2021. Total borrowings were $0 on December 31, 2022, a decrease of $20.0 million from December 31, 2021.

As of December 31, 2022, total stockholders’ equity was $16.1 million (4.21% of total assets), equivalent to a book value of $5.60 per common share. Total stockholders’ equity on December 31, 2021, was $35.7 million (8.08% of total assets), equivalent to a book value of $12.51 per common share. The reduction in the ratio of stockholders’ equity to total assets was primarily due to the $20.7 million after-tax decline in market value of the Company’s available-for-sale securities portfolio. These increases in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, remains sound and reflected no pandemic-related impact on December 31, 2022. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.13% of total assets on December 31, 2022, compared to 0.08% on December 31, 2021. The decrease in total assets from December 31, 2021, to December 31, 2022, and the increase in nonperforming assets primarily drove the change. The allowance for credit losses on loans was $2.2 million, or 1.16% of total loans, as of December 31, 2022, compared to $2.5 million, or 1.17% of total loans, as of December 31, 2021. The allowance for credit losses for unfunded commitments was $477,000 as of December 31, 2022, compared to $371,000 as of December 31, 2021.

Review of Financial Results

For the three-month periods ended December 31, 2022, and 2021

Net income for the three-month period ended December 31, 2022, was $830,000, compared to $554,000 for the three-month period ended December 31, 2021.

Net interest income for the three-month period ended December 31, 2022, totaled $3.3 million, an increase of $127,000 from the three-month period ended December 31, 2021. The increase in net interest income was primarily due to a $131,000 reduction in interest expense.

Net interest margin for the three-month period ended December 31, 2022, was 3.27%, compared to 2.95% for the same period of 2021. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, lower average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results.

The average balance on interest-earning assets decreased $26.9 million while the yield increased 0.21% from 3.17% to 3.38%, when comparing the three-month periods ending December 31, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds decreased $15.7 million and $11.3 million, respectively, and the cost of funds declined 0.12%, when comparing the three-month periods ending December 31, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $0.9 million from $215.0 million to $215.9 million for the fourth quarter of 2022, compared to the same period of 2021 while the yield increased from 1.36% to 2.54% during that same period. The increase in yields for the three-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight federal funds rate.

Average loan balances decreased $27.7 million to $189.6 million for the three-month period ended December 31, 2022, compared to $217.3 million for the same period of 2021, while the yield decreased from 4.99% to 4.37% during that same period. The decrease in loan yields for the fourth quarter of 2022 reflected continued runoff of the indirect automobile loan portfolio.

The provision of allowance for credit loss on loans for the three-month period ended December 31, 2022, was $65,000, compared to a release of $382,000 for the same period of 2021. The increase in the provision for the three-month period ended December 31, 2022, when compared to the three-month period ended December 31, 2021, primarily reflects a $241,000 increase in net charge offs, offset by a $22.5 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a 0.01% decrease in the current expected credit loss percentage.

Noninterest income for the three-month period ended December 31, 2022, was $522,000, compared to a loss of $259,000 for the three-month period ended December 31, 2021, an increase of $781,000 or 301.79%. The increase was driven primarily a by $590,000 loss on the sale of securities in 2021 and a $206,000 gain on the unwinding of derivative contracts in 2022.

For the three-month period ended December 31, 2022, noninterest expense was $2.80 million, compared to $2.64 million for the three-month period ended December 31, 2021, an increase of $159,000 or 6.02%. The primary contributors to the $159,000 increase, when compared to the three-month period ended December 31, 2021, were increases in salary and employee benefits, occupancy and equipment expenses, data processing and item processing services and other expenses, offset by decreases in legal, accounting, and other professional fees.

For the twelve-month periods ended December 31, 2022, and 2021

Net income for the twelve-month period ended December 31, 2022, was $1.75 million, compared to $2.52 million for the twelve-month period ended December 31, 2021.

Net interest income for the twelve-month period ended December 31, 2022, totaled $11.9 million, a decrease of $585,000 from $12.4 million for the twelve-month period ended December 31, 2021. The decrease in net interest income was primarily due to $805,000 lower interest income, offset by a $220,000 reduction in the costs of interest-bearing deposits and borrowings. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and security purchases. Our cash balances and securities holdings, excluding unrealized market value losses, generally yield less than loans and increased as a percentage of our total assets reflecting increased deployment of excess liquidity.

Net interest margin for the twelve-month period ended December 31, 2022, was 2.81%, compared to 3.00% for the same period of 2021. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results.

The average balance on interest-earning assets increased $7.3 million, while the yield decreased 0.24% from 3.25% to 3.01%, when comparing the twelve-month periods ending December 31, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds increased $2.1 million and $4.4 million, respectively, and the cost of funds decreased 0.06%, when comparing the twelve-month periods ending December 31, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $42.3 million from $181.5 million to $223.8 million for the twelve-month period ending December 31, 2022, compared to the same period of 2021. The yield increased from 1.53% to 1.91% during that same period. The increase in yields for the twelve-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight federal funds rate.

Average loan balances decreased $35.0 million to $198.9 million for the twelve-month period ended December 31, 2022, compared to $233.9 million for the same period of 2021. The yield decreased from 4.59% to 4.24% during that same period.

The Company recorded a release of allowance for credit loss on loans of $112,000 for the twelve-month period ending December 31, 2022, compared to a release of $975,000 for the same period in 2021. The $863,000 decline in the release in 2022 compared to 2021, primarily reflects a $591,000 increase in net charge offs, offset by a $22.5 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a 0.01% decrease in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.2 million on December 31, 2022, representing 1.16% of total loans, compared to $2.5 million, or 1.17% of total loans on December 31, 2021.

Noninterest income for the twelve-month period ended December 31, 2022, was $1.35 million, compared to $627,000 for the twelve-month period ended December 31, 2021, an increase of $727,000 or 116.01%. The increase was driven primarily a by $590,000 loss on the sale of securities in 2021 and a $206,000 gain on the unwind of derivative contracts in 2022.

For the twelve-month period ended December 31, 2022, noninterest expense was $11.34 million, compared to $10.95 million for the twelve-month period ended December 31, 2021. The primary contributors to the $388,000 increase when comparing to the twelve-month period ended December 31, 2021, were increases in legal, accounting, and other professional fees, other expenses, occupancy and equipment expenses and data processing and item processing services, offset by decreases in salary and employee benefits costs, FDIC insurance costs, loan collection costs and telephone costs.

# # #

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	September 30,	December 31,
	2022	2022	2021
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,035	$2,572	$2,111
Interest-bearing deposits in other financial institutions	28,057	51,597	60,070
Total Cash and Cash Equivalents	30,092	54,169	62,181

Investment securities available for sale, at fair value	144,133	144,980	155,927
Restricted equity securities, at cost	221	1,071	1,062

Loans, net of deferred fees and costs	186,440	194,080	210,392
Less: Allowance for credit losses(1)	(2,162)	(2,275)	(2,470)
Loans, net	184,278	191,805	207,922

Premises and equipment, net	3,277	3,366	3,564
Bank owned life insurance	8,493	8,454	8,338
Deferred tax assets, net	8,902	9,126	956
Accrued interest receivable	1,159	1,253	1,085
Accrued taxes receivable	-	225	301
Prepaid expenses	493	517	347
Other assets	388	660	383
Total Assets	$381,436	$415,626	$442,066

LIABILITIES
Noninterest-bearing deposits	$143,262	$149,171	$155,624
Interest-bearing deposits	219,685	229,715	227,623
Total Deposits	362,947	378,886	383,247

Short-term borrowings	-	20,000	10,000
Long-term borrowings	-	-	10,000
Defined pension liability	317	315	304
Accrued expenses and other liabilities	2,118	2,085	2,799
Total Liabilities	365,382	401,286	406,350

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,865,046, 2,861,615 and 2,853,880 shares as of December 31, 2022, September 30, 2022, and December 31, 2021, respectively.	2,865	2,862	2,854
Additional paid-in capital	10,862	10,836	10,759
Retained earnings	23,579	23,035	22,977
Accumulated other comprehensive loss	(21,252)	(22,393)	(874)
Total Stockholders' Equity	16,054	14,340	35,716
Total Liabilities and Stockholders' Equity	$381,436	$415,626	$442,066

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Interest income
Interest and fees on loans	$2,087	$2,733	$8,437	$10,738
Interest and dividends on securities	967	681	3,403	2,657
Interest on deposits with banks and federal funds sold	404	47	872	122
Total Interest Income	3,458	3,461	12,712	13,517

Interest expense
Interest on deposits	109	135	471	609
Interest on short-term borrowings	11	116	348	465
Interest on long-term borrowings	-	-	34	-
Total Interest Expense	120	251	853	1,074

Net Interest Income	3,337	3,210	11,859	12,443
Provision/release of credit loss allowance	65	(382)	(112)	(975)
Net interest income after release of credit loss provision	3,272	3,592	11,971	13,418

Noninterest income
Service charges on deposit accounts	40	42	159	160
Other fees and commissions	236	249	831	884
Loss/gain on securities sold/redeemed	-	(590)	2	(588)
Gain on sale of other real estate	206	-	206	14
Income on life insurance	40	40	156	157
Total Noninterest Income	522	(259)	1,354	627

Noninterest expenses
Salary and employee benefits	1,622	1,600	6,406	6,504
Occupancy and equipment expenses	334	315	1,272	1,227
Legal, accounting and other professional fees	160	184	1,044	701
Data processing and item processing services	294	223	997	933
FDIC insurance costs	29	39	112	169
Advertising and marketing related expenses	23	23	86	88
Loan collection costs	11	14	(39)	12
Telephone costs	40	36	159	209
Other expenses	287	207	1,303	1,109
Total Noninterest Expenses	2,800	2,641	11,340	10,952

Income before income taxes	994	692	1,985	3,093
Income tax expense	164	138	240	577

Net income	$830	$554	$1,745	$2,516

Basic and diluted net income per common share	$0.29	$0.19	$0.61	$0.88

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the twelve months ended December 31, 2022 and 2021

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(audited)	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	2,516	-	2,516
Cash dividends, $0.40 per share	-	-	(1,138)	-	(1,138)
Dividends reinvested under dividend reinvestment plan	12	119	-	-	131
Transition adjustment pursuant to to adoption of ASU 2016-3	0	-	(1,472)	-	(1,472)
Other comprehensive loss	-	-	-	(1,414)	(1,414)
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	1,745	-	1,745
Cash dividends, $0.40 per share	-	-	(1,143)	-	(1,143)
Dividends reinvested under dividend reinvestment plan	11	103	-	-	114
Other comprehensive loss	-	-	-	(20,378)	(20,378)
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)
(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2022:
Common Equity Tier 1 Capital	$37,963	16.45%	$10,383	4.50%	$14,998	6.50%
Total Risk-Based Capital	$39,866	17.28%	$18,459	8.00%	$23,074	10.00%
Tier 1 Risk-Based Capital	$37,963	16.45%	$13,845	6.00%	$18,459	8.00%
Tier 1 Leverage	$37,963	9.53%	$15,938	4.00%	$19,922	5.00%

As of September 30, 2022:
Common Equity Tier 1 Capital	$37,391	15.34%	$10,972	4.50%	$15,848	6.50%
Total Risk-Based Capital	$39,400	16.16%	$19,506	8.00%	$24,382	10.00%
Tier 1 Risk-Based Capital	$37,391	15.34%	$14,629	6.00%	$19,506	8.00%
Tier 1 Leverage	$37,391	8.78%	$17,039	4.00%	$21,299	5.00%

As of December 31, 2021:
Common Equity Tier 1 Capital	$37,592	15.32%	$11,044	4.50%	$15,952	6.50%
Total Risk-Based Capital	$39,329	16.03%	$19,634	8.00%	$24,542	10.00%
Tier 1 Risk-Based Capital	$37,592	15.32%	$14,725	6.00%	$19,634	8.00%
Tier 1 Leverage	$37,592	8.40%	$17,910	4.00%	$22,388	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2022	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$381,436	$415,626	$442,066	$381,436	$442,066
Investment securities	144,133	144,980	155,927	144,133	155,927
Loans, (net of deferred fees & costs)	186,440	194,080	210,392	186,440	210,392
Allowance for loan losses	2,162	2,275	2,470	2,162	2,470
Deposits	362,947	378,886	383,247	362,947	383,247
Borrowings	-	20,000	20,000	-	20,000
Stockholders' equity	16,054	14,340	35,716	16,054	35,716
Net income	830	375	554	1,745	2,516

Average Balances
Assets	$397,712	$425,871	$447,261	$424,358	$431,169
Investment securities	174,886	177,824	151,919	168,990	145,496
Loans, (net of deferred fees & costs)	189,585	197,199	217,347	198,934	233,956
Deposits	374,687	381,834	388,168	382,164	371,958
Borrowings	6,452	20,000	20,000	16,613	20,309
Stockholders' equity	15,144	22,001	36,254	24,042	36,010

Performance Ratios
Annualized return on average assets	0.83%	0.35%	0.49%	0.41%	0.58%
Annualized return on average equity	21.74%	6.76%	6.07%	7.26%	6.99%
Net interest margin	3.27%	2.83%	2.95%	2.81%	3.00%
Dividend payout ratio	34%	76%	51%	65%	45%
Book value per share	$5.60	$5.01	$12.51	$5.60	$12.51
Basic and diluted net income per share	0.29	0.13	0.19	0.61	0.88
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,863,629	2,860,352	2,852,689	2,859,239	2,848,465

Asset Quality Ratios
Allowance for loan losses to loans	1.16%	1.17%	1.17%	1.16%	1.17%
Nonperforming loans to avg. loans	0.26%	0.10%	0.16%	0.25%	0.16%
Allowance for loan losses to nonaccrual & 90+ past due loans	433.9%	1171.4%	703.7%	433.9%	703.7%
Net charge-offs annualize to avg. loans	0.38%	0.00%	-0.11%	0.10%	-0.17%

Capital Ratios
Common Equity Tier 1 Capital	16.45%	15.34%	15.32%	16.45%	15.32%
Tier 1 Risk-based Capital Ratio	16.45%	15.34%	15.32%	16.45%	15.32%
Leverage Ratio	9.53%	8.78%	8.40%	9.53%	8.40%
Total Risk-Based Capital Ratio	17.28%	16.16%	16.03%	17.28%	16.03%